Exhibit 8.1

                          [PEABODY & BROWN LETTERHEAD]


                                November 7, 1997


Board of Directors
Harbor Federal Savings Bank
100 S. Second Street
P.O. Box 249
Fort Pierce, Florida  34954-0249

Gentlemen:

     You have asked that we provide you our opinion in regard to certain federal income tax matters relating to the Amended Plan of Conversion and Reorganization of Harbor Financial M.H.C. and Agreement and Plan of Merger between Harbor Financial M.H.C., Harbor Florida Bancorp, Inc., Harbor Federal Savings Bank and Harbor Florida Bancshares, Inc. dated as of October 31, 1997 (the "Plan").

     We have examined the Plan and certain other documents as we deemed necessary in order to provide our opinions. Unless otherwise defined, all terms used in this letter have the meanings given to them in the Plan.

     In our examination, we assumed that original documents were authentic, copies were accurate and signatures were genuine. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined. In rendering our opinion, we have relied upon certain written representations of Harbor Federal Savings Bank ("Bank") and Harbor Financial M.H.C. ("MHC") (collectively referred to herein as the "Representations") which are attached hereto.

     We assumed that the Plan has been or will be duly and validly authorized and approved and adopted and that all parties will comply with the terms and conditions of the Plan, and that the various representations and warranties which have been provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Plan under state and local tax laws.

     In issuing the opinions set forth below, we have referred solely to existing provisions of (1) the Internal Revenue Code of 1986, as amended ("Code"), and existing and proposed Treasury Regulations thereunder; and (2) current administrative rulings, notices and procedures and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change after the date hereof.

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Board of Directors
Harbor Federal Savings Bank
November 7, 1997
Page 2


     There can be no assurance that our opinions would be adopted by the Internal Revenue Service (the "Service") or a court. The outcome of litigation cannot be predicted. We have, however, attempted in good faith to opine as to the merits of each tax issue with respect to which an opinion was requested.

                               STATEMENT OF FACTS

     On January 6, 1994, Harbor Federal Savings Bank, a federally chartered mutual savings institution, was reorganized into the mutual holding company form of organization and consummated a sale of stock to its members. To accomplish this transaction, the Bank organized a federally chartered, stock savings bank as a wholly owned subsidiary. The mutual Bank then transferred substantially all of its assets and liabilities to the stock Bank in exchange for 4,894,200 shares of Bank Common Stock, and reorganized itself into a federally chartered mutual holding company known as Harbor Financial, M.H.C. and sold 2,239,831 shares of Bank Common Stock to directors, employees and members of the Bank. On June 25, 1997, the Bank completed a reorganization in which the Bank became a wholly owned subsidiary of a stock middle tier holding company known as Harbor Florida Bancorp, Inc. ("Holding Company"). Shareholders of the Bank became, as a result of the reorganization, shareholders of the Holding Company. As of June 30, 1997, MHC and the Public Stockholders own an aggregate of 53.4 and 46.6% of the outstanding Holding Company Common Stock, respectively.

     The Boards of Directors of MHC and the Holding Company believe that a conversion of the MHC to stock form pursuant to this Plan is in the best interests of MHC and the Bank, as well as the best interests of their respective Members and Stockholders. The Boards of Directors determined that this Plan equitably provides for the interests of Members through the granting of subscription rights and the establishment of a liquidation account. The Conversion will result in the raising of additional capital and is designed to enable the Bank to compete more effectively in a market which is undergoing consolidation.

     For valid business reasons, the present corporate structure of the MHC and the Bank will be changed pursuant to the following proposed transactions:

          (i) Holding Company will convert from a Delaware holding company into a federal holding company and thereafter into a federal stock savings bank ("Interim Holding") and MHC will convert from a mutual form to a federal interim stock savings bank ("Interim MHC").

          (ii) Interim Holding will merge into Bank with the Bank being the surviving corporation ("Merger 1").

          (iii) Immediately after Merger 1, Interim MHC will merge with and into the Bank, with the Bank being the surviving corporation ("Merger 2"). The Bank stock which was previously held by the MHC will be extinguished. Eligible members of the MHC as of certain specified dates set forth in the Plan will be granted interests in a liquidation account to be established by the Bank (referred to herein as "Bank Liquidation Accounts").

Board of Directors
Harbor Federal Savings Bank
November 7, 1997
Page 3


          The initial balance of the liquidation account will be equal to the amount of dividends from Bank Common Stock waived by MHC plus the greater of: (i) 100% of the retained earnings of the Bank as of June 30, 1993, or
     (ii) 53.4% of the Bank's total shareholder equity as reflected in its latest statement of financial condition contained in the Prospectus to be utilized in the MHC's mutual-to-stock Conversion.

          (iv) The Bank will form a Delaware corporation as a new, wholly owned, first tier subsidiary ("Bancshares"), which will become a new holding company.

          (v) Bancshares will form an interim corporation ("Interim Corp") as a new, wholly owned first tier subsidiary that is a federally-chartered stock savings bank.

          (vi) Immediately following Merger 2, Interim Corp will merge with and into the Bank, with the Bank surviving entity ("Merger 3"). Merger 1, Merger 2, and Merger 3 will be completed in accordance with applicable federal and state laws. As a result of Merger 3, the Bank stock deemed held by the Public Stockholders will be converted into Bancshares stock based upon an exchange ratio which ensures that the Public Stockholders will own, in the aggregate, approximately the same percentage of Bancshares stock outstanding upon completion of the Conversion as the percentage of Bank stock owned by them in the aggregate immediately prior to the consummation of the Conversion, before giving effect to: (a) cash paid in lieu of fractional shares, and (b) any shares of Bancshares stock purchased by Public Stockholders in the Offering; in addition, the shares of Interim Corp will be converted into shares of Bank stock.

          (vii) Simultaneously with the consummation of Merger 3, Bancshares will sell additional shares of Bancshares stock, with priority subscription rights granted to certain members of the MHC at specified dates, and to tax qualified employee benefit plans, directors, and employees of the Bank.

                              ANALYSIS AND OPINION

     Section 354 of the Code provides that no gain or loss shall be recognized by stockholders who exchange common stock in a corporation, which is a party to a reorganization, solely for common stock in another corporation which is a party to the reorganization. Section 356 of the Code provides that stockholders shall recognize gain to the extent they receive money as part of a reorganization, such as money received in lieu of fractional shares. Section 358 of the Code provides that, with certain adjustments for money received in a reorganization, a stockholder's basis in the common stock he or she receives in a reorganization shall equal the basis of the common stock which he or she surrendered in the transaction. Section 1223(1) states that, where a stockholder receives property in an exchange which has the same basis as the property surrendered, he or she shall be deemed to have held the property received for the same period as the property exchanged, provided that the property exchanged had been held as a capital asset.

     Section 361 of the Code provides that no gain or loss shall be recognized to a corporation which is a party to a reorganization on any transfer of property pursuant to a plan of reorganization. Section 362 of the Code provides that if property is acquired by a corporation in connection with a reorganization, then the basis of such property shall be same as it would be in the hands of the transferor

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Board of Directors
Harbor Federal Savings Bank
November 7, 1997
Page 4


immediately prior to the transfer. Section 1223(2) of the Code states that where a corporation will have a carryover basis in property received from another corporation which is a party to a reorganization, the holding period of such assets in the hands of the acquiring corporation shall include the period for which such assets were held by the transferor, provided that the property transferred had been held as a capital asset. Section 1032 of the Code states that no gain or loss shall be recognized to a corporation on the receipt of property in exchange for common stock.

     Section 368(a)(1)(F) of the Code provides that a mere change in identity, form, or place of organization, however effected, is a reorganization. When MHC converts itself from a federal mutual holding company to a federal interim stock savings bank, the changes at the corporate level will be insubstantial. Similarly, when Holding Company adopts a federal charter and converts itself to a federal stock savings bank, the changes at the corporate level will be insubstantial. In addition, Rev. Rul. 80-105 provides that the conversion of a federal mutual savings and loan association to a state or federal stock savings and loan association, and the conversion of a state chartered mutual savings and loan association to a stock savings and loan association in the same state are reorganizations under Code Section 368(a)(1)(F). Therefore, the change in the form of operation of MHC and Holding Company should constitute reorganizations within the meaning of Section 368(a)(1)(F) of the Code.

     Section 368(a)(1)(A) of the Code defines the term "reorganization" to include a "statutory merger or consolidation" of corporations. Section 368(a)(2)(E) of the Code provides that a transaction otherwise qualifying as a merger under Section 368(a)(1)(A), shall not be disqualified by reason of the fact that common stock of a corporation which before the merger was in control of the merged corporation, is used in the transaction if (i) after the transaction, the corporation surviving the merger holds substantially all of its properties and the properties of the merged corporation; and (ii) former stockholders of the surviving corporation exchanged, for an amount of voting common stock of the controlling corporation, an amount of common stock in the surviving corporation which constitutes control of such corporation.

     In order to qualify as a reorganization under Section 368(a)(1)(A), a transaction must constitute a merger or consolidation effected pursuant to the corporation laws of the United States or a state. Merger 1, Merger 2 and Merger 3 will be consummated in accordance with applicable federal and state laws.

     In addition, a transaction qualifying as a reorganization under Section 368(a)(1)(A) of the Code must satisfy the "continuity of interest doctrine" which requires that the continuing common stock interest of the former owners of an acquired corporation, considered in the aggregate, represents a "substantial part" of the value of their former interest and provides them with a "definite and substantial interest" in the affairs of the acquiring corporation or a corporation in control of the acquiring corporation. Helvering v. Minnesota Tea Co., 296 U.S. 378 (1935); Southwest Natural Gas Co. v. Comm'r., 189 F.2d 332 (5th Cir. 1951), cert. denied, 342 U.S. 860 (1951).

     As a result of Merger 1, the shareholders of Holding Company receive an interest in Bank which will subsequently be converted into an interest in Bancshares. Consequently, the continuity of interest doctrine should be satisfied with regard to Merger 1.

Board of Directors
Harbor Federal Savings Bank
November 7, 1997
Page 5


     With regard to Merger 2, the MHC, as a federally-chartered mutual holding company, does not have stockholders and has no authority to issue capital stock. Instead, the MHC has members who are accorded a variety of proprietary rights such as voting rights and certain rights in the unlikely event of liquidation. Prior to Merger 2, certain depositors in the Bank have both a deposit account in the institution and a pro rata inchoate proprietary interest in the net worth of the MHC based upon the balance in his account in the Bank, an interest which may only be realized in the event of a liquidation of the MHC. However, this inchoate proprietary interest is tied to the depositor's account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the MHC, which is lost to the extent that the balance in the account is reduced.

     In accordance with the Plan, the Members will receive Bank Liquidation Accounts and continue their inchoate proprietary interests in the Bank following Merger 2. Although the Bank Liquidation Accounts would not allow the Members the right to vote or the right to pro rata distributions of earnings, they would be entitled to share in the distribution of assets upon the liquidation of the Bank following Merger 2. The Members' liquidation interests in the Bank is substantially similar to their current ownership interest in the MHC (a liquidation interest in the MHC). Because the Members are not in effect "cashing out" their inchoate proprietary interests in the MHC, they would continue to maintain an inchoate proprietary interest in the Bank upon the consummation of Merger 2. Such payments to be received as Bank Liquidation Accounts are not guaranteed and can only be received by Members who continue to maintain deposit accounts in the Bank following Merger 1. Therefore, it would seem that the exchange of the Members' equity interests in the MHC for Bank Liquidation Accounts should not violate the continuity of interest requirement of Section 1.368-1(b) of the Treasury Regulations. In addition, in PLR 9510044, the Service held on facts which are identical to those of Merger 2, as described above, that the continuity of interest doctrine was satisfied. Although a private letter ruling cannot be cited as precedent, it is illustrative of the Service's position on an issue.

     As a result of Merger 3, the shareholders of Bank will receive a continuing interest in Bancshares, the sole shareholder of Bank. Consequently, the continuity of interest doctrine should be satisfied with regard to Merger 3.

     One of the requirements of Section 368(a)(2)(E) of the Code is that subsequent to the transaction, the corporation surviving the merger must hold substantially all of its properties and the properties of the merged corporation. The Bank has represented in the Representations that, following Merger 3, it will hold at least 90% of the fair-market value of its net assets and at least 70% of the fair-market value of its gross assets, and at least 90% of the fair-market value of Interim Corp's net assets and at least 70% of the fair-market value of Interim Corp's gross assets held immediately prior to Merger 3. Based upon the representations, the Bank will clearly satisfy this requirement of Code Section 368(a)(2)(E).

     Pursuant to Code Section 368(a)(2)(E), Bancshares must also acquire control of the Bank in Merger 3. Control is defined as at least 80% of the total combined voting power of all classes of stock entitled to vote, and at least 80% of the total number of shares. Subsequent to Merger 3, Bancshares will hold all of the Bank stock. However, there is an issue as to whether the Bank Liquidation Accounts must be taken into account for purposes of the "control" test. If the Bank Liquidation Accounts are to be

Board of Directors
Harbor Federal Savings Bank
November 7, 1997
Page 6


included in determining whether Bancshares acquired control of the Bank in Merger 3, it would be necessary to recognize such interests as another class of Bank stock. Although the Bank Liquidation Accounts may be compared to the equity interests held by members of the MHC, which afforded members an equity/ownership interest in the MHC, these interests in the Bank are too remote to qualify as a separate class of Bank stock. Therefore, the Bank Liquidation Accounts should be disregarded in determining whether Bancshares acquires control of the Bank in Merger 3. The Service's analysis in PLR 9510044 supports this conclusion. PLR 9510044 involved the conversion of a mutual holding company from mutual to stock form and a subsequent merger of mutual holding company into stock savings bank with bank surviving. The stock of the savings bank held by mutual holding company was extinguished and members of mutual holding company were granted interests in a liquidation account established at bank. Subsequent thereto, the bank engaged in a typical reorganization under Section 368(a)(2)(E) of the Code to create a holding company structure identical to the structure of Bank subsequent to Merger 3. The Service held that the liquidation interests in bank (as well as stock previously held by mutual holding company in bank) were to be disregarded in determining whether control of the bank was obtained by the holding company in accordance with Section 368(c) of the Code.

     In addition to the requirements discussed above, there is a judicially created substance over form concept often referred to as the "step transaction doctrine" which applies throughout tax law, including the corporate reorganization area. The step transaction doctrine is an extremely amorphous concept. Often, application of the doctrine hinges on whether a court finds that a particular series of transactions runs counter to a significant tax policy. Notwithstanding years of litigation and hundreds of cases, the exact contours of the step transaction doctrine, and even its proper formulation, are still the subject of intense debate. Consequently, it often will be difficult to determine with a high degree of certainty whether a series of related transactions will be stepped together in some fashion for tax purposes.

     The courts over the years have developed three distinct verbal formulations of the doctrine: (i) the binding commitment test, (ii) the end result test, and
(iii) the interdependence test. While the courts nominally apply one or more of these three tests, a careful reading of the relevant cases indicates that the courts, as a preliminary matter, in deciding whether to apply the step transaction doctrine, tend to focus primarily on two key factors: intent and temporal proximity. However, case law and the Service's pronouncements indicate that there are limitations on the ability to assert the step transaction doctrine, regardless of (i) the taxpayer's intent at the time of the first transaction to engage in the later transactions, and (ii) the short period of time that elapses between the transactions.

     Case law and the Service's pronouncements indicate that if two or more transactions carried out pursuant to an overall plan have economic significance independent of each other, the transactions generally will not be stepped together. The Service's most significant pronouncement regarding independent economic significance is Rev. Rul. 79-250. In that ruling, the Service asserted that:

     the substance of each of a series of steps will be recognized and the step transaction doctrine will not apply, if each such step demonstrates independent economic significance, is not subject to attack as a sham, and was undertaken for valid business purposes and not mere avoidance of taxes.

Board of Directors
Harbor Federal Savings Bank
November 7, 1997
Page 7


     The parties to Merger 2 maintain a separate and distinct business purpose for consummating Merger 2 (e.g., allowing for the conversion of the MHC from mutual to stock form). Immediately after the consummation of Merger 2, the Bank will no longer be controlled by the MHC but will instead be controlled by its public stockholders. The facts indicate that the merger of MHC with and into the Bank will result in a real and substantial change in the form of ownership of the Bank that is sufficient to conclude that Merger 2 comports with the underlying purposes and assumptions of a reorganization under Section 368(a)(1)(A) of the Code.

     In addition, we believe that, because the various steps contemplated by the Plan were necessitated by the requirements of the Office of Thrift Supervision, each of Merger 1, Merger 2 and Merger 3 has a business purpose and independent significance and, as a result, the step transaction should not be applied to this transaction. However, our opinion is not binding upon the Service, and there can be no assurance that the Service will not assert a contradictory position. Revenue Ruling 72-405 involved Corporation X which formed a wholly owned subsidiary, merged an unrelated corporation Y into the subsidiary and then liquidated the subsidiary. The Service held that the overall plan for the transactions was the acquisition of Corporation Y assets by Corporation X and that the transitory existence of the subsidiary did not have independent economic significance. As a result, the step transaction doctrine was applied, the transitory existence of the subsidiary was ignored and the transaction was treated as a direct acquisition of Corporation Y assets by Corporation X.

     It is possible that the Service could assert, based upon reasoning similar to that which was applied in Revenue Ruling 72-405, that the overall plan of the transactions contemplated by the Plan is the maintenance of the Bank's holding company structure and the merger of MHC into Bank and that, as a result, the step transaction doctrine should be applied and the transitory elimination of the holding company structure in Merger 1 and re-creation of the holding company structure in Merger 3 should be ignored for tax purposes. If the Service were successful with such an assertion, the transaction would be treated as a direct merger of MHC into Bank which may not qualify as a tax free reorganization resulting in taxable gain to the parties to the transaction.

     The Service is currently reviewing the question of whether certain downstream mergers of a parent corporation into its subsidiary or inversion transactions, where a parent and its subsidiary reverse positions, which otherwise qualify for tax-free treatment nevertheless should be treated as taxable transactions because they circumvent the repeal of the "General Utilities doctrine." We do not believe that the transactions undertaken pursuant to the Plan constitute the type of transactions which circumvent the "General Utilities doctrine."

     Based upon the foregoing, and assuming Merger 1, Merger 2 and Merger 3 are consummated as described herein and in the Plan, and assuming that the change in the form of operation of MHC to a federal stock savings bank and the change in the form of the operation of Holding Company to a federal stock savings bank constitute reorganizations under Section 368(a)(1)(F) of the Code, it is the opinion of Peabody & Brown that, although the outcome of litigation cannot be predicted with certainty, it is more likely than not that if the following issues were litigated, a court would hold as set forth below.

Board of Directors
Harbor Federal Savings Bank
November 7, 1997
Page 8


          1. Assuming the transactions qualify as statutory mergers, Merger 1 and Merger 2 each qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. MHC, Holding Company and the Bank will be a party to a "reorganization" as defined in Section 368(b) of the Code.

          2. Interim MHC and Interim Holding will recognize no gain or loss pursuant to Merger 1 and Merger 2.

          3. No gain or loss will be recognized by the Bank upon the receipt of the assets of Interim Holding and Interim MHC in Merger 1 and Merger 2, respectively.

          4. Assuming the transactions qualify as statutory mergers, Merger 3 qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Therefore, the Bank, Bancshares, and Interim Corp will each be a party to a reorganization as defined in Section 368(b) of the Code.

          5. No gain or loss will be recognized by Interim Corp upon the transfer of its assets to the Bank pursuant to Merger 3.

          6. No gain or loss will be recognized by the Bank upon the receipt of the assets of Interim Corp.

          7. No gain or loss will be recognized by Bancshares upon the receipt of Bank stock solely in exchange for Bancshares stock.

          8. No gain or loss will be recognized by the Holding Company Public Stockholders upon the receipt of Bancshares stock.

          9. The basis of the Bancshares Stock to be received by the Public Stockholders will be the same as the basis of the Holding Company stock surrendered before giving effect to any payment of cash in lieu of fractional shares.

          10. The holding period of the Bancshares Stock to be received by the Public Stockholders will include the holding period of the Holding Company stock, provided that the Holding Company stock was held as a capital asset on the date of the exchange.

          11. No gain or loss will be recognized by Bancshares upon the sale of Bancshares Stock to investors.

          12. The Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members (as such terms are defined in the Plan) will recognize gain, if any, upon the issuance to them of: (i) withdrawable savings accounts in the Bank following the Conversion, (ii) Bank
     Liquidation Accounts, and (iii) nontransferable subscription rights to purchase Conversion Stock, but only to the extent of the value, if any, of the subscription rights.

Board of Directors
Harbor Federal Savings Bank
November 7, 1997
Page 9


          13. The tax basis to the holders of Conversion Stock purchased in the offerings will be the amount paid therefor, and the holding period for such shares will begin on the date of exercise of the subscription rights if purchased through the exercise of subscription rights. If purchased in the Community Offering or Public Stockholder Offering (as such terms are defined in the Plan), the holding period for such stock will begin on the day after the date of purchase.

     The opinions set forth above represent our conclusions as to the application of existing federal income tax law to the facts of the instant transaction. We can give no assurance that changes in such law, or in the interpretation thereof, will not affect the opinions expressed by us. Moreover, there can be no assurance that contrary positions may not be taken by the Service, or that a court considering the issues would not hold contrary to such opinions.

     All of the opinions set forth above are qualified to the extent that the validity or enforceability of any provision of any agreement may be subject to or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally. We do not express any opinion as to the availability of any equitable or specific remedy upon any breach of any of the covenants, warranties or other provisions contained in any agreement. We have not examined, and we express no opinion with respect to the applicability of, or liability under, any Federal, state or local law, ordinance, or regulation governing or pertaining to environmental matters, hazardous wastes, toxic substances, asbestos, or the like.

     Further, the opinions set forth above represent our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact would affect the opinions expressed herein.

     We have not been asked to, and we do not, render any opinion with respect to any matters other than those expressly set forth above.

Board of Directors
Harbor Federal Savings Bank
November 7, 1997
Page 10


                                     CONSENT

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 ("Form S-1") to be filed by the Holding Company with the Securities and Exchange Commission, and as an exhibit to the MHC's Application for Conversion on the Form AC as filed with the OTS ("Form AC"), and to the references to our firm in the Prospectus which is part of both the Form S-1 and the Form AC.

                                        Very truly yours,

                                        /s/ Peabody & Brown

                   CERTIFICATE OF HARBOR FEDERAL SAVINGS BANK
                                November 7, 1997


     Harbor Federal Savings Bank, a federally chartered stock savings bank ("Bank") intends to reorganize its structure in accordance with an Amended Plan of Conversion and Reorganization of Harbor Financial M.H.C.("MHC") and Agreement and Plan of Merger between Harbor Financial M.H.C. and Harbor Florida Bancorp, Inc. and Harbor Florida Bancshares, Inc. and Harbor Federal Savings Bank, dated October 31, 1997 (the "Plan"). In connection with said reorganization, each of the undersigned, by its undersigned officer, duly authorized, hereby certifies and makes the representations stated below to be relied upon by Peabody & Brown in issuing its opinion dated November 7, 1997 to the Bank. All capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Plan.

          (a) The fair-market value of the Bancshares stock received by each Holding Company Public Stockholder will be approximately equal to the fair-market value of the Holding Company stock surrendered in the exchange.

          (b) There is no plan or intention by the Public Stockholders of Holding Company who own 5 percent or more of the Holding Company stock, and to the best of the knowledge of the management of Holding Company, there is no plan or intention on the part of the remaining Public Stockholders of Holding Company to sell, exchange, or otherwise dispose of a number of shares of Bancshares stock received in the transaction that would reduce such Holding Company shareholders' ownership of Bancshares stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock of Holding Company held by the Public Stockholders as of the same date. For purposes of this representation, shares of Holding Company common stock exchanged for cash or other property or surrendered by dissenters will be treated as outstanding Holding Company common stock on the date of the transaction. Moreover, shares of Holding Company stock held by Holding Company shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

          (c) Pursuant to the Plan, Bancshares will form a wholly-owned subsidiary ("Interim") and Interim will merge into Bank. Following the merger of Interim into Bank ("Merger 3"), Bank will hold at least 90 percent of the fair-market value of its net assets and at least 70 percent of the fair-market value of its gross assets and at least 90 percent of the fair-market value of Interim's net assets and at least 70 percent of the fair-market value of Interim's gross assets held immediately prior to Merger 3. For purposes of this representation, amounts paid by Bank or Interim to dissenters, amounts paid by Bank or Interim to shareholders who receive cash or other property, amounts used by Bank or Interim to pay reorganization expenses, and all redemptions, and distributions (except for regular, normal dividends) made by Bank will be included as assets of Bank or Interim, respectively, immediately prior to Merger 3.

          (d) Prior to Merger 3, Bancshares will be in control of Interim within the meaning of section 368(c) of the Internal Revenue Code of 1986 (the "Code").

          (e) Bank has no plan or intention to issue additional shares of its stock that would result in Bancshares losing control of Bank within the meaning of section 368(c) of the Code.

Certificate of Harbor Federal Savings Bank
October 31, 1997
Page 2


          (f) Bancshares has no plan or intention to re-acquire any of its stock issued in the transaction.

          (g) Bancshares has no plan or intention to liquidate Bank; to merge Bank with and into another corporation; to sell or otherwise dispose of the stock of Bank except for transfers of stock to corporations controlled by Bancshares; or to cause Bank to sell or otherwise dispose of any of its assets or any of the assets acquired from Interim, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Bank.

          (h) Interim will have no liabilities assumed by Bank and will not transfer to Bank any assets subject to liabilities in Merger 3.

          (i) Following Merger 3, Bank will continue its historic business or use a significant portion of its historic business assets in a business.

          (j) Holding Company, Bancshares, Interim, Bank, and shareholders of Bank will pay their respective expenses, if any, incurred in connection with the transaction undertaken pursuant to the Plan.

          (k)  There  is  no   intercorporate   indebtedness   existing  between
     Bancshares and Bank or between Interim and Bank that was issued, acquired, or will be settled at a discount.

          (l) In Merger 3, shares of Bank stock representing control of Bank, as defined in section 368(c) of the Code, will be exchanged solely for voting stock of Bancshares. For purposes of this representation, shares of Bank stock exchanged for cash or other property will be treated as outstanding Bank stock on the date of the transaction.

          (m) At the time of Merger 3, Bank will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Bank, that, if exercised or converted, would affect Bancshares' acquisition or retention of control of Bank as defined in section 368(c) of the Code.

          (n) Bancshares does not own, nor has it owned during the past five years, any shares of the stock of Bank.

          (o) No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          (p) On the date of the  transactions  undertaken  pursuant to the Plan
     (a) the fair-market value of the assets of Bank will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject and (b) the fair-market value of the assets of MHC will exceed the sum of its liabilities plus the amount of liabilities, if any, to which the assets are subject and (c) the fair-market value of the assets of Holding Company will exceed the sum of its liabilities plus the amount of liabilities, if any, to which the assets are subject.

Certificate of Harbor Federal Savings Bank
October 31, 1997
Page 3


          (q)  Neither  Holding  Company,   nor  MHC,  nor  Bank  is  under  the
     jurisdiction of a court in a title 11 or similar case within the meaning of section 368((a)(3)(A) of the Code.

          (r) None of the compensation received by any shareholder-employees of Bank will be separate consideration for, or allocable to, any of their shares of Holding Company common stock; none of the shares of Bancshares common stock received by any shareholder-employees will be separate consideration for, or allocable to any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.


                                         Harbor Federal Savings Bank



                                         By: ______________________________


                                             Its: _________________________


                                         Harbor Financial, M.H.C.



                                         By: ______________________________


                                             Its: _________________________


                                         Harbor Florida Bancshares, Inc.



                                         By: ______________________________


                                             Its: _________________________



                                         Harbor Florida Bancorp, Inc.



                                         By: ______________________________


                                             Its: _________________________